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                                                                     Exhibit 2.5
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                 SENIOR DEBENTURE REGISTRATION RIGHTS AGREEMENT


         THIS DEBENTURE REGISTRATION RIGHTS AGREEMENT (this "Agreement"), dated as of November 1st, 2007, by and between Patient Portal Technologies, Inc., a Delaware corporation ("Company"), and Dutchess Private Equities Fund, LTD, a Cayman Islands exempted company ("Holder"). Company and Holder are hereinafter sometimes collectively referred to as the "Parties" and each a "Party" to this Agreement.

                                    RECITALS:

         WHEREAS, upon the terms and subject to the conditions of that certain Subscription Agreement, of even date herewith, by and between Holder and Company (the "Subscription Agreement"), Company has agreed to issue and sell to Holder convertible debentures of Company, which will be convertible into shares of common stock, $0.001 par value per share (the "Common Stock"), of Company; and

         WHEREAS, to induce Holder to execute and deliver (i) the Subscription Agreement, (ii) this Agreement, (iii) that certain Warrant, of even date herewith, by and between Company and Holder (the "Warrant"), (iv) that certain Security Agreement, of even date herewith, by and between Company and Holder (the "Security Agreement"), (v) that certain Senior Debenture, of even date herewith, by and between Company and Holder (the "Debenture"), and (vi) all agreements referenced in the foregoing documents (collectively, the "Transaction Documents"), Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations promulgated thereunder, and applicable state securities laws, with respect to the shares of Common Stock issuable pursuant to the Transaction Documents.

         NOW, THEREFORE, for and in consideration of the foregoing premises, the agreements and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Holder, intending to be legally bound, hereby agree as follows:


         1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

              a. "Closing Date" shall mean the date in the preamble of this Agreement.

              b. "Debentures" shall mean the senior debenture issued by Company to Holder pursuant to the Debenture.

              c. "Holder" shall mean Dutchess Private Equities Fund, Ltd.



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              d.  "Effective  Date"  shall  mean the date the SEC  declares  the
Registration Statement effective and Company has filed all necessary amendments, including the letter to request accelerated effectiveness and the Prospectus covering the resale of Shares.

              e. "Face Amount" means seven million U.S. dollars ($7,000,000) to be invested by Holder.

              f. "Filing Date" shall mean the date the Registration Statement has been filed with the SEC (as determined by EDGAR) and no stop order of acceptance has been issued by the SEC.

              g. "Person" means a corporation, a limited liability company, an association, a partnership, an organization, a business, an individual, a governmental or political subdivision thereof or a governmental agency.

              h. "Potential Material Event" means any of the following: (i) the possession by Company of material information not ripe for disclosure in a Registration Statement, which shall be evidenced by determinations in good faith by the Board of Directors of Company that disclosure of such information in the Registration Statement would be detrimental to the business and affairs of Company, or (ii) any event or activity concerning Company which would, based on a good faith determination by Company's Board of Directors, adversely affect Company or its shareholders if it were included in a Registration Statement or other filing.

              i. "Principal Market" means either The American Stock Exchange, Inc., The New York Stock Exchange, Inc., the Nasdaq National Market, The Nasdaq SmallCap Market or the National Association of Securities Dealer's, Inc. OTC electronic bulletin board, whichever is the principal market on which the Common Stock is listed.

              j. "Register", "Registered" and "Registration" refer to a registration effected by preparing and filing with the SEC one or more Registration Statements in compliance with the Securities Act and pursuant to Rule 415 under the Securities Act or any successor rule providing for offering securities on a continuous basis ("Rule 415"), and effectiveness of such Registration Statement(s).

              k. "Registrable Securities" means the shares of Common Stock issued or issuable (i) pursuant to the Subscription Agreement and the Transaction Documents, and (ii) any shares of capital stock issued or issuable with respect to such shares of Common Stock and Warrants, if any, as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise, which have not been (x) included in a Registration Statement that has been declared effective by the SEC, (y) sold under circumstances meeting all of the applicable conditions of Rule 144, promulgated under the Securities Act or
(z) saleable without limitation as to time, manner and volume pursuant to Rule 144(k) (or any similar provision then in force) under the Securities Act.

              l. "Registration Statement" means a registration statement of Company filed under the Securities Act.


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              m.  "SEC"  means  the  United  States   Securities   and  Exchange
Commission.

         All capitalized terms used but not defined in this Agreement shall have the meaning ascribed to them in the Transaction Documents.

         For  the  purposes  of  determining   dates  for  penalties  or  filing
deadlines, as outlined in this Agreement, both parties agree that the date given by the SEC shall constitute the official date.

         2. Registration.

              a. Mandatory Registration. Within twenty-one (21) days of the Closing Date, Company shall prepare and file with the SEC a Registration Statement or Registration Statements (as is necessary) covering the resale of all of the Registrable Securities, which Registration Statement(s) shall state that, in accordance with Rule 415 promulgated under the Securities Act, such Registration Statement also covers such indeterminate number of additional shares of Common Stock as may become issuable upon stock splits, stock dividends or similar transactions. Company shall initially register for resale an amount of shares of Common Stock which would be issuable on the date preceding the filing of the Registration Statement based on the Conversion Price (as defined in the Debenture) of the Debenture and the amount reasonably calculated that represents the number of shares issuable pursuant to the terms of the Warrant, which would collectively be an amount equal to the maximum amount allowed under Rule 415 (a)(1)(i) as interpreted by the SEC. Company shall file any additional Registration Statement(s), as permitted by Rule 415, until the Face Amount has been paid off and the Warrants have been registered. In the event Company cannot register sufficient shares of Common Stock, due to the remaining number of authorized shares of Common Stock being insufficient or under Rule 415, Company will use its best efforts to register the maximum number of shares it can based on the remaining balance of authorized shares and will use its best efforts to increase the number of its authorized shares as soon as reasonably practicable.

              b. Company shall use its best efforts to have the Registration Statement filed with the SEC within twenty-one (21) calendar days after the Closing Date ("Filing Deadline"). If the Registration Statement covering the Registrable Securities required to be filed by Company pursuant to Section 2(a) hereof is not filed by the Filing Deadline, then Company shall pay Holder the sum of two percent (2%) per month of the Face Amount of the Debentures outstanding as liquidated damages, and not as a penalty. In addition, if Company fails to file the Registration Statement by the Filing Deadline, and for each twenty (20) day calendar period Company fails to file the Registration Statement, the Conversion Price of the Debentures will decrease by ten percent (10%) of the original Conversion Price. By way of illustration only and not in limitation of the foregoing, in the event that upon the twenty-second (22nd) day following Closing, the Registration Statement has not been filed with the SEC, the Conversion Price shall decrease by four and sixth-tenths cents ($0.046) per share (i.e., $.46 x 10% = $0.046). Holder shall have the right to lower the Conversion Price as described herein, at the time of each conversion.



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         Notwithstanding the foregoing,  the amounts payable by Company pursuant to this Section 2 shall not be payable to the extent any delay in the filing of the Registration Statement occurs because of an act of, or a failure to act or to act timely by Holder or is otherwise attributable to Holder.

         The liquidated damages set forth in this Section 2 shall continue until the obligation is fulfilled and shall be paid, at Holder's option in cash or common stock priced at the Conversion Price, or portion thereof, until the Registration Statement is filed. Failure of Company to make payment within said three (3) business days shall be considered a breach of this Agreement, and Holder may elect to pursue remedies as outlined in this Section 2.

         Company acknowledges that its failure to have the Registration Statement filed within said twenty-one (21) calendar day period will cause
Holder to suffer irreparable harm, and, that damages will be difficult to ascertain. Accordingly, the Parties agree that it is appropriate to include in this Agreement a provision for liquidated damages. The Parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and will not constitute a penalty. The payment of liquidated damages shall not relieve Company from its obligations to register the Common Stock and deliver the Common Stock pursuant to the terms of this Agreement, the Subscription Agreement and the Debenture.

              c. Company shall use its best efforts and take all available steps to have the Registration Statement declared effective by the SEC within one hundred (100) calendar days after the Closing Date. If the Registration Statement covering the Registrable Securities required to be filed by Company pursuant to Section 2(a) hereof has not become effective within said 100-day period of time, then Company shall pay Holder the sum of two percent (2%) of the Face Amount as liquidated damages, and not as a penalty, for each thirty (30) calendar day period, pro rata, compounded daily, following the one hundred (100) calendar day period until the Registration Statement becomes effective.

         If the Registration Statement covering the Registrable Securities required to be filed by Company pursuant to Section 2(a) hereof has become effective, and, thereafter, Holder's right to sell is suspended, for any reason, then Company shall pay Holder the sum of two percent (2%) of the Face Amount plus interest and penalties due to Holder for the Registrable Securities pursuant to the Subscription Agreement for each five (5) calendar day period, pro rata, compounded daily, following the suspension, until such suspension ceases.

         Notwithstanding the foregoing, the amounts payable by Company pursuant to this Section 2 shall not be payable to the extent any delay in the effectiveness of the Registration Statement or any suspension of the effectiveness occurs because of an act of, or a failure to act or to act timely by Holder or is otherwise attributable to Holder.

         The damages set forth in this Section 2 shall continue until the obligation is fulfilled and shall be paid within three (3) business days after


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

each ten (10) day period, or portion thereof, until the Registration Statement is declared effective or such suspension is released. Failure of Company to make payment within said three (3) business days shall be considered a default.

         Company acknowledges that its failure to have the Registration Statement become effective within said one hundred (100) calendar day period or to permit the suspension of the effectiveness of the Registration Statement, will cause Holder to suffer irreparable harm and, that damages will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include in this Agreement a provision for liquidated damages. The parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and will not constitute a penalty. The payment of liquidated damages shall not relieve Company from its obligations to register the Common Stock and deliver the Common Stock pursuant to the terms of this Agreement, the Subscription Agreement and the Debenture.

              d. Company agrees to only register such securities as are necessary to meet its obligations to Holder and agrees not to register additional securities without Holder's prior written consent to be agreed upon in writing by Holder before the Filing Date, with the sole exception of those shares due to Crusader Securities, LLC. Furthermore, Company agrees that it will not file any other Registration Statement which includes any of the stock owned by Kevin Kelly, David Wolf, Thomas Hagan, Daniel Colahan and Patricia Corey, (held individually, jointly or through a corporation), including those on Form S-8 or Form S-4, for other securities, until the earlier of i) three hundred and sixty (360) calendar days after the Effective Date, or ii) the Face Amount of the Debenture has been paid in full, unless such filing is in connection with Company's employee stock option plan in the normal course of business and provided that (i) the strike prices in grants thereunder are not less than the market price at the time of each such grant, (ii) the vesting period for each such option is not less than two (2) years, and (iii) permission for additional registration statements was not reasonably withheld by Holder. Failure to obtain prior written approval from Holder will cause Holder to suffer damages that will be difficult to ascertain. Accordingly, the Parties agree that it is appropriate to include a provision for liquidated damages and Company agrees to pay Holder the sum of two percent (2%) of the Face Amount as liquidated damages and not as a penalty for each thirty (30) calendar day period, pro rata, compounded daily, until the unauthorized Registration Statement is withdrawn.

              e. Company hereby unconditionally and irrevocably grants to Holder a right of first refusal ("Right of First Refusal") to provide any additional financing that Company may required during the Option Period (as hereinafter defined), on the terms and subject to the conditions contained in this provision. If during the Option Period, Company desires to secure any financing from any third party ("Proposed Financing"), Company must first deliver a notice of the Proposed Financing ("Proposed Financing Notice") to Holder no less than thirty (30) days prior to the consummation of such Proposed Financing. Such Proposed Financing Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Financing and the identity of the prospective source of Proposed Financing. To exercise its Right of First Refusal, Holder must deliver a notice to Company ("Company Notice") within five (5) days after delivery of the Proposed Financing Notice. In the event of a conflict between this Agreement and any other agreement that may have been entered into by Company and Holder that contains a preexisting right of first refusal, Company and Holder acknowledge and agree that the terms of this


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

Agreement shall control and the preexisting right of first refusal shall be deemed satisfied in full by compliance with this provision. In the event of a conflict between this Agreement and the Company's Bylaws containing a preexisting right of first refusal, the terms of the Bylaws will control and compliance with the Bylaws shall be deemed full compliance with this provision. For purposes hereof, the term "Option Period" shall mean that period of time commencing on the Closing Date and terminating twenty-four (24) months thereafter.

              f. If at any time while the Debenture is outstanding, Company issues or agrees to issue any Common Stock or securities convertible into or exercisable for shares of Common Stock (or modify any of the foregoing which may be outstanding prior to the execution of this Agreement) to any person or entity at a price per share or conversion or exercise price per share less than the Maximum Conversion Price (as such term is defined in the Debenture), with or without the consent of Holder, the Maximum Conversion Price shall be reduced to a price equal to ten percent (10%) less than the price of the new issuance. Notwithstanding the foregoing, prior to the final determination of the Maximum Conversion Price, Company shall not sell any Common Stock to any person or entity at a share price less than $0.46 nor shall Company offer any registration rights with respect to such shares.

         3. Related Obligations.

         At such time as Company is obligated to prepare and file a Registration Statement with the SEC pursuant to Section 2(a) hereof, Company will use its best efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof and, with respect thereto, Company shall have the following obligations:

              a. Company  shall use its best efforts to cause such  Registration
Statement relating to the Registrable Securities to become effective within one hundred (100) calendar days after the Closing Date and shall keep such Registration Statement effective pursuant to Rule 415 under the Securities Act until the date on which (A) Holder shall have sold all the Registrable Securities or the shares included therein otherwise cease to be Registrable Securities, and (B) Holder has no right to convert the securities it owns into Common Stock under the Subscription Agreement, Debenture or Warrant, respectively (the "Registration Period"), which Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall, as of the date thereof, not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. Company shall respond to any and all SEC comments or correspondence, whether written or oral, direct or indirect, formal or informal ("Comments"), within seven (7) business days of receipt by Company of such Comments. If Company fails to respond within seven (7) business days of receipt of SEC Comments, Company shall pay to Holder an amount equal to two percent (2%) per month, on a pro rata basis, compounded daily, of the Face Amount as liquidated damages and not as a penalty; provided that the seven (7) business day period provided herein shall be extended as may be required by delays caused by Holder's counsel pursuant to Section 3(g) hereof, and, provided


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further,  that such seven (7)  business  day period  shall be  extended  two (2)
business days for responses to SEC staff accounting comments. Company shall cause the Registration Statement relating to the Registrable Securities to become effective no later than two (2) business days after notice from the SEC that the Registration Statement has been cleared of all comments. Failure to do so will result in the Face Amount of the Debentures to be increased, as liquidated damages, by five percent (5%) per calendar day for each day that Company does not request acceleration for effectiveness from the SEC.

              b. Company shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to a Registration
Statement and the prospectus used in connection with such Registration Statement, which prospectus is to be filed pursuant to Rule 424 under the Securities Act, as may be necessary to keep such Registration Statement effective during the Registration Period, and, during such period, comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities of Company covered by such Registration Statement until such time as all of such Registrable Securities shall have been disposed of in accordance with the intended methods of disposition by Holder as set forth in such Registration Statement. In the event the number of shares of Common Stock available under a Registration Statement filed pursuant to this Agreement is at any time insufficient to cover all of the Registrable Securities, Company shall amend such Registration Statement, or file a new Registration Statement (on the short form available therefor, if applicable), or both, so as to cover all of the Registrable Securities, in each case, as soon as practicable, but in any event within thirty (30) calendar days after the necessity therefor arises (based on the then Purchase Price of the Common Stock and other relevant factors on which Company reasonably elects to rely), assuming Company has sufficient authorized shares at that time, and if it does not, within thirty (30) calendar days after such shares are authorized. Company shall use it best efforts to cause such amendment and/or new Registration Statement to become effective as soon as practicable following the filing thereof.

         Prior to conversion of all the Shares (as defined in the Debenture) if at any time the conversion of all the Shares outstanding would result in an insufficient number of authorized shares of Common Stock being available to cover all the conversions, or in the event that Holder deems that the Shares authorized will become insufficient, Company will move to call and hold a shareholder's meeting within thirty (30) calendar days for the sole purpose of authorizing additional shares of Common Stock to facilitate the conversions. In such an event Company shall recommend to all shareholders and management of Company to vote their shares in favor of increasing the authorized number of shares of Common Stock in sufficient number to fully cover Holder's conversion rights. Company represents and warrants that under no circumstances will it deny or prevent Holder's right to convert the Shares as permitted under the terms of the Subscription Agreement, this Agreement or any of the other Transaction Documents. Holder retains the right to request additional shares upon the determination Company may not be able to facilitate conversions in the future.

              c Company shall furnish to Holder whose Registrable Securities are included in any Registration Statement and its legal counsel without charge and upon request (i) promptly after the same is prepared and filed with the SEC at least one copy of such Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits, the prospectus included in such Registration Statement (including each preliminary prospectus) and, with regards to such


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Registration Statement(s),  any correspondence by or on behalf of Company to the
SEC or the staff of the SEC and any correspondence from the SEC or the staff of the SEC to Company or its representatives, (ii) upon the effectiveness of any Registration Statement, a copy of the prospectus included in such Registration Statement and all amendments and supplements thereto (or such other number of copies as Holder may reasonably request) and (iii) such other documents, including copies of any preliminary or final prospectus, as Holder may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities. Company filing the documents described in this paragraph through EDGAR shall constitute delivery.

              d. Company shall use reasonable efforts to (i) register and qualify the Registrable Securities covered by a Registration Statement under the applicable securities or "blue sky" laws of such states of the United States as reasonably specified by Holder, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions; provided, however, that Company shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(d), (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction. Company shall promptly notify Holder who holds Registrable Securities of the receipt by Company of any notification with respect to the suspension of the registration or qualification of any of the Registrable Securities for sale under the securities or "blue sky" laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threatening of any proceeding for such purpose.

              e. Company shall immediately notify Holder in writing of the happening of any event as a result of which the prospectus included in a Registration Statement, as then in effect, would then contain an untrue statement of a material fact or omission to state a material fact, which would otherwise be required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and, as a result, is required to be supplemented or as a result of which the Registration Statement is required to be amended ("Registration
Default") and use all diligent efforts to promptly prepare any necessary supplement to such prospectus or amendment to such Registration Statement and take any other necessary steps to cure the Registration Default, (which, if such Registration Statement is on Form S-3, may consist of a document to be filed by Company with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and to be incorporated by reference in the prospectus) to correct such untrue statement or omission, and deliver one (1) copy of such supplement or amendment to Holder (or such other number of copies as Holder may reasonably request; delivery via EDGAR shall constitute delivery). Failure to cure the Registration Default within five
(5) business days shall result in Company paying liquidated damages of two percent (2%) of the then outstanding principal amount of the Debentures then held by Holder for each thirty (30) calendar day period or portion thereof,


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beginning on the date of suspension.  Company shall also promptly  notify Holder in writing (i) when a prospectus or any prospectus  supplement or post-effective
amendment   has  been  filed,   and  when  a   Registration   Statement  or  any
post-effective   amendment   has   become   effective   (notification   of  such
effectiveness shall be delivered to Holder by facsimile on the same day of such effectiveness and by overnight mail), (ii) of any request by the SEC for amendments or supplements to a Registration Statement or related prospectus or
related  information,   (iii)  of  Company's  reasonable  determination  that  a
post-effective amendment to a Registration Statement would be appropriate, (iv) in the event the Registration Statement is no longer effective or, (v) the Registration Statement is stale for a period of more than five (5) Trading Days as a result of Company's failure to timely file its financials with the SEC.

         Company acknowledges that its failure to cure the Registration Default within three (3) business days will cause Holder irreparable harm, and that damages will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include in this Agreement a provision for liquidated damages. The parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and will not constitute a penalty.

         It is the intention of the parties that interest payable under any of the terms of this Agreement shall not exceed the maximum amount permitted under any applicable law. If a law, which applies to this Agreement which sets the maximum interest amount, is finally interpreted so that the interest in connection with this Agreement exceeds the permitted limits, then: (1) any such interest shall be reduced by the amount necessary to reduce the interest to the permitted limit; and (2) any sums already collected (if any) from Company which exceed the permitted limits will be refunded to Company. Holder may choose to make this refund by reducing the amount that Company owes under this Agreement or by making a direct payment to Company. If a refund reduces the amount that Company owes Holder, the reduction will be treated as a partial payment. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

              f.  Company  shall use its best efforts to prevent the issuance of any stop order or other suspension of effectiveness of a Registration Statement, or the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and to notify Holder of the issuance of such order and the resolution thereof. Company will immediately notify Holder of a proceeding, or threat of proceeding, the result of which could effect the effectiveness of the registration statement.

              g. Company shall permit Holder and its counsel, of Holder's choosing, to review and comment upon all Registration Statements, amendments and supplements, at least seven (7) days prior to filing. Company shall not file any Registration Statement with which Holder or its counsel reasonably objects.

              h. At the request of Holder, Company shall cause to be furnished to Holder, on the date of the effectiveness of a Registration Statement, an opinion, dated as of such date, of counsel representing Company for purposes of such Registration Statement, in the form of Exhibit D attached to the Subscription Agreement.

              i. Company shall make  available for  inspection by (i) Holder and
(ii) one firm of attorneys and one firm of accountants or other agents retained by Holder (collectively, the "Inspectors") all pertinent financial and other records, and pertinent corporate documents and properties of Company (collectively, the "Records"), as shall be reasonably deemed necessary by each Inspector, and cause Company's officers, directors and employees to supply all information which any Inspector may reasonably request; provided, however, that each Inspector shall hold in strict confidence and shall not make any disclosure (except to Holder) or use of any Record or other information which Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, unless (a) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in any Registration Statement or is otherwise required under the Securities Act, (b) the release of such Records is ordered pursuant to a final, non-appealable subpoena or order from a court or government body of competent jurisdiction, or (c) the information in such Records has been made generally available to the public other than by disclosure in violation of this or any other agreement of which the Inspector has knowledge. Holder agrees that it shall, upon learning that disclosure of such Records is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to Company and allow Company, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, the Records deemed confidential.

              j. Company shall hold in confidence and not make any disclosure of information concerning Holder unless (i) disclosure of such information is necessary to comply with federal or state securities laws, (ii) the disclosure of such information is necessary to avoid or correct a misstatement or omission in any Registration Statement, (iii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction, or (iv) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement. Company agrees that it shall, upon learning that disclosure of such information concerning a Holder is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to Holder and allow Holder, at Holder's expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.

              k. Company shall use its best efforts to secure designation and quotation of all the Registrable Securities covered by any Registration Statement on the Principal Market. If, despite Company's best efforts, Company is unsuccessful in satisfying this obligation, it shall use its best efforts to cause all the Registrable Securities covered by any Registration Statement to be listed on each other national securities exchange and automated quotation system, if any, on which securities of the same class or series issued by

Company are then listed, if any, if the listing of such Registrable Securities is then permitted under the rules of such exchange or system. If, despite Company's best efforts, Company is unsuccessful in satisfying its obligation in this Section, it will use its best efforts to secure the inclusion for quotation with Pink Sheets, LLC. Company shall pay all fees and expenses in connection with satisfying its obligation under this Section 3(k).

              l. Company shall cooperate with Holder to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to a Registration Statement and enable such certificates to be in such denominations or amounts, as the case may be, as Holder may reasonably request and registered in such names of the persons who shall acquire such Registrable Securities from Holder, as Holder may request.

              m. Company shall provide a transfer agent for all the Registrable Securities not later than the Closing Date of the first Registration Statement filed pursuant hereto.

              n. If requested by Holder, Company shall (i) as soon as reasonably practical, incorporate in a prospectus supplement or post-effective amendment such information as Holder reasonably determines should be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the offering of the Registrable Securities to be sold in such offering; (ii) make all required filings of such prospectus supplement or post-effective amendment as soon as notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) supplement or make amendments to any Registration Statement if reasonably requested by Holder.

              o. Company shall use its best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to consummate the disposition of such Registrable Securities.

              p. Company shall make available to Holder as soon as reasonably practical, but not later than ninety (90) calendar days after the close of the period covered thereby, an earnings statement (in form complying with the provisions of Rule 158 under the Securities Act) covering a 12-month period beginning not later than the first day of Company's fiscal quarter next following the effective date of any Registration Statement. Filing via EDGAR shall constitute delivery.

              q. Company shall otherwise use its best efforts to comply with all applicable rules and regulations of the SEC in connection with any registration hereunder.

              r. Within one (1) business day after the Registration Statement which includes Registrable Securities is declared effective by the SEC, Company shall deliver, and shall cause legal counsel for Company to deliver, to the transfer agent for such Registrable Securities, with copies to Holder, confirmation that such Registration Statement has been declared effective by the SEC in the form attached hereto as Exhibit A. Failure to do so will result in the Face Amount on the Debentures to be increased by two percent (2%) per day, as liquidated damages, and not as a penalty.

              s. After the SEC declares the Registration Statement cleared of all comments and Company's acceptance of the effectiveness of the Registration Statement, Company shall file a prospectus covering the resale of the Shares ("Prospectus") within two (2) trading days. In the event Company does not file the Prospectus within two (2) trading days of the Effective Date, then Company shall pay Holder the sum of five percent (5%) of the Face Amount due to Holder for each two (2) trading day period, pro-rata, compounded daily, following the two (2) trading day period until the Prospectus is filed.

              t. Company shall take all other reasonable actions necessary to expedite and facilitate disposition by Holder of the Registrable Securities pursuant to a Registration Statement.

         4. Obligations Of Holder.

              a. At least five (5) calendar days prior to the first anticipated filing date of a Registration Statement, Company shall notify Holder in writing of the information Company requires from Holder. Holder covenants and agrees that, in connection with any resale of Registrable Securities by it pursuant to a Registration Statement, it shall comply with the "Plan of Distribution" section of the current prospectus relating to such Registration Statement.

              b. Holder, by Holder's acceptance of the Registrable Securities, agrees to cooperate with Company as reasonably requested by Company in connection with the preparation and filing of any Registration Statement hereunder and in responding to SEC comments in connection therewith.

              c. Holder agrees that, upon receipt of any notice from Company of the happening of any event of the kind described in Section 3(f) hereof or the first sentence of Section 3(e) hereof, Holder will immediately discontinue disposition of Registrable Securities pursuant to any Registration Statement(s) covering such Registrable Securities until Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 3(f) hereof or the first sentence of Section 3(e) hereof.

         5. Expenses Of Registration.

         All expenses, other than underwriting discounts and commissions, incurred in connection with registrations, filings or qualifications pursuant to
Section 2 and Section 3 hereof, including, without limitation, all registration, listing and qualifications fees, printing and accounting fees, and reasonable fees and disbursements of counsel for Company shall be paid by, and are the sole obligation of, Company.

         6. Indemnification.

         In the event any Registrable Securities are included in a Registration Statement under this Agreement:

              a. To the fullest extent permitted by law, Company will, and hereby agrees to, indemnify, hold harmless and defend Holder who holds such Registrable Securities, the directors, officers, partners, employees, agents, representatives of, and each Person, if any, who controls Holder within the meaning of the Securities Act or the Exchange Act) (each, an "Indemnified Person" or "Indemnified Party"), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, attorneys' fees, amounts paid in settlement or expenses, joint or several (collectively, "Claims"), incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the SEC, whether pending or threatened, whether or not an indemnified party is or may be a party thereto (Indemnified Damages"), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in a Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other "blue sky" laws of any jurisdiction in which Registrable Securities are offered ("Blue Sky Filing"), or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which the statements therein were made, not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in the final prospectus (as amended or supplemented, if Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading, or (iii) any violation or alleged violation by Company of the Securities Act, the Exchange Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities pursuant to a Registration Statement (the matters in the foregoing clauses (i) through (iii) being, collectively, "Violations"). Subject to the restrictions set forth in Section 6(c) hereof with respect to the number of legal counsel, Company shall reimburse Holder and each such controlling person, promptly as such expenses are incurred and are due and payable, for any reasonable legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6(a): (i) shall not apply to a Claim arising out of or based upon a Violation committed by any Indemnified Person or which occurs in reliance upon and in conformity with information furnished in writing to Company by any Indemnified Person expressly for use in connection with the preparation of the Registration Statement or any such amendment thereof or supplement thereto, if such prospectus were timely made available by Company pursuant to
Section 3(c) hereof; (ii) shall not be available to the extent such Claim is based on (a) a failure of Holder to deliver or to cause to be delivered the prospectus made available by Company or (b) the Indemnified Person's use of an incorrect prospectus despite being promptly advised in advance by Company in writing not to use such incorrect prospectus; and (iii) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of Company, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the resale of the Registrable Securities by Holder pursuant to the Registration Statement.

              b. Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 6 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 6, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be; provided, however, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel with the fees and expenses to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding. The indemnifying party shall pay for only one separate legal counsel for the Indemnified Persons or the Indemnified Parties, as applicable, and such counsel shall be selected by Holder, if Holder is entitled to indemnification hereunder, or Company, if Company is entitled to indemnification hereunder, as applicable. The Indemnified Party or Indemnified Person shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party or Indemnified Person which relates to such action or claim. The indemnifying party shall keep the Indemnified Party or Indemnified Person fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the consent of the Indemnified Party or Indemnified Person, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or Indemnified Person of a release from all liability in respect to such Claim. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Party or Indemnified Person with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 6, except to the extent that the indemnifying party is actually prejudiced in its ability to defend such action.

              c. The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages are incurred.

              d. The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnified Party or Indemnified Person against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

         7. Contribution.

         To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 6 hereof to the fullest extent permitted by law; provided, however, that: (i) no contribution shall be made under circumstances where the maker would not have been liable for indemnification under the fault standards set forth in Section 6 hereof; (ii) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of fraudulent misrepresentation; and (iii) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities.

         8. Reports Under The Exchange Act.

         With a view to making available to Holders the benefits of Rule 144 under the Securities Act or any similar rule or regulation of the SEC that may at any time permit the investors to sell securities of Company to the public without registration ("Rule 144") Company agrees to:

              a. make and keep public information available, as those terms are understood and defined in Rule 144;

              b. file with the SEC in a timely manner all reports and other documents required of Company under the Securities Act and the Exchange Act so long as Company remains subject to such requirements and the filing of such reports and other documents as are required by the applicable provisions of Rule 144; and

              c. furnish to Holder so long as Holder owns Registrable Securities, promptly upon request, (i) a written statement by Company that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of Company and such other reports and documents so filed by Company, and (iii) such other information as may be reasonably requested to permit the Investors to sell such securities pursuant to Rule 144 without registration.

         9. No Assignment Of Registration Rights.

         The registration rights and obligations under this Agreement shall not be assignable.

         10. Amendment Of Registration Rights.

         Provisions of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of both Company and Holder of the Registrable Securities. Any amendment or waiver effected in accordance with this Section 10 shall be binding upon Holder and Company. No such amendment shall be effective to the extent that it applies to less than all of Holders of the Registrable Securities. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of this Agreement unless the same consideration also is offered to all of the parties to this Agreement.

         11. Miscellaneous.

              a. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided a confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

         If to Company:           Attn: Kevin Kelly
                                  Patient Portal Technologies, Inc.
                                  7108 Fairway Drive, Ste. 215
                                  Palm Beach Gardens, FL 33418
                                  Telephone: (561) 630-7688


         If to Holder:            Dutchess Capital Management, LLC
                                  50 Commonwealth Ave, Suite 2
                                  Boston, MA  02116
                                  Attention: Douglas Leighton
                                  Telephone: (617) 301-4700
                                  Facsimile: (617) 249-0947

         Each party shall provide five (5) business days prior notice to the other party of any change in address, phone number or facsimile number.

              b. Failure of any Party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

              c. This Agreement and all related instruments and documents and the rights and obligations of the parties hereunder and thereunder shall, in all respects, be governed by, and construed in accordance with, the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.

              d. The parties to this Agreement will submit all disputes arising under it to arbitration in Boston, Massachusetts before a single arbitrator of the American Arbitration Association ("AAA"). The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in the Commonwealth of Massachusetts. No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section. Nothing in this section shall limit Holder's right to obtain an injunction for a breach of this Agreement from a court of law.

              e. This Agreement and the Transaction Documents constitute the entire set of agreements among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to in the Transaction Documents.

              f. This Agreement and the Transaction Documents supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.

              g. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

              h. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

              i. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

              j. All consents and other determinations to be made by Holder pursuant to this Agreement shall be made, unless otherwise specified in this Agreement, by Holder holding a majority of the Registrable Securities.

              k. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent and no rules of strict construction will be applied against any party.

              l. Company hereby represent and warrants to Holder that: (i) it has voluntarily entered into this Agreement of its own freewill, (ii) it is not entering into this Agreement under economic duress, (iii) the terms of this Agreement are reasonable and fair to Company, and (iv) Company has had independent legal counsel of its own choosing review this Agreement, advise Company with respect to this Agreement, and represent Company in connection with its entering into this Agreement.

              m. Notwithstanding anything in this Agreement to the contrary, the parties hereto hereby acknowledge and agree to the following: (i) Holder makes no representations or covenants that it will not engage in trading in the securities of Company; (ii) Company shall, by 8:30 a.m. Boston time on the trading day following the date hereof, file a current report on Form 8-K disclosing the material terms of the transactions contemplated hereby and in the other Transaction Documents; (iii) Company has not and shall not provide material non-public information to Holder unless prior thereto Holder shall have executed a written agreement regarding the confidentiality and use of such information; and (iv) Company understands and confirms that Holder will be relying on the acknowledgements set forth in clauses (i) through (iii) above if Holder effects any transactions in the securities of Company.

         12. Waiver.

         Holder's delay or failure at any time or times hereafter to require strict performance by Company of any undertakings, agreements or covenants shall not waive, affect, or diminish any right of Holder under this Agreement to demand strict compliance and performance herewith. Any waiver by Holder of any Event of Default (as such term is defined in the Debenture) shall not waive or affect any other Event of Default, whether such Event of Default is prior or subsequent thereto and whether of the same or a different type. None of the undertakings, agreements and covenants of Company contained in this Agreement, and no Event of Default, shall be deemed to have been waived by Holder, nor may this Agreement be amended, changed or modified, unless such waiver, amendment, change or modification is evidenced by an instrument in writing specifying such waiver, amendment, change or modification and signed by Holder.

         13. Payment Of Liquidated Damages.

         Any liquidated damages or other fees incurred herein by Company for failure to act in a timely manner shall be charged to the Face Amount of the Debenture (as defined in the Debenture), unless specifically noted otherwise. Holder reserves the rights to take payment of such amounts in cash or in Common Stock priced at the Conversion Price (as defined in the Debenture).

         14. Time. Time is of the essence of this Agreement.




                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned has executed this Debenture Registration Rights Agreement as of the date first above written.


                                Patient Portal Technologies, Inc.


                                By:___________________________________

                                Name:    Kevin Kelly, Chief Executive Officer


                                By:___________________________________
                                Thomas Hagan, Secretary, Acting CFO and Director


                                By:___________________________________
                                David Wolf , Chief Operating Officer


                                DUTCHESS PRIVATE EQUITIES FUND, LTD,



                                By: __________________________________
                                Name: Douglas H. Leighton
                                Title: Director

                                    EXHIBIT A
                                    ---------

                         FORM OF NOTICE OF EFFECTIVENESS
                            OF REGISTRATION STATEMENT

                                                             Date: __________

[TRANSFER AGENT]

                  Re:  Patient Portal Technologies, Inc.
                       ---------------------------------

Ladies and Gentlemen:

         We are counsel to Patient Portal Technologies, Inc., a Delaware corporation ("Company"), and have represented Company in connection with that certain Subscription Agreement (the "Subscription Agreement") entered into by and among Company and Dutchess Private Equities Fund, LTD, a Cayman Islands exempted company ("Holder") pursuant to which Company has agreed to issue to Holder shares of Company's common stock, $0.001 par value per share (the "Common Stock") on the terms and conditions set forth in the Subscription Agreement. Pursuant to the Subscription Agreement, Company also has entered into a Registration Rights Agreement with Holder (the "Registration Rights Agreement") pursuant to which Company agreed, among other things, to register the
Registrable Securities (as defined in the Registration Rights Agreement), including the shares of Common Stock issued or issuable under the Subscription Agreement under the Securities Act of 1933, as amended (the "Securities Act"). In connection with Company's obligations under the Registration Rights Agreement, on ____________ ___, 200__, Company filed a Registration Statement on Form ________ (File No. 333-________) (the "Registration Statement") with the United States Securities and Exchange Commission (the "SEC") relating to the Registrable Securities which names Holder as a selling shareholder thereunder.

         In connection with the foregoing, we advise you that the Registration Statement has become effective under the Securities Act at [enter the time of effectiveness] on [enter the date of effectiveness] and to the best of our knowledge, after telephonic inquiry of a member of the SEC's staff, no stop order suspending its effectiveness has been issued and no proceedings for that purpose are pending before, or threatened by, the SEC and the Registrable Securities are available for resale under the Securities Act pursuant to the Registration Statement.

                                                Very truly yours,

                                                [Company Counsel]

                                                By:____________________

cc:      Dutchess Private Equities Fund, LTD

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